Exhibit 99.1

Press Release

iStar Announces Expiration and Results of its Tender Offer for its 6.00% Senior Notes Due 2022

NEW YORK, December 13, 2019

iStar Inc. (NYSE: STAR) ("iStar" or the "Company") announced today that its previously announced cash tender offer (the "Tender Offer") for any and all of its outstanding 6.00% Senior Notes due 2022 (CUSIP No. 45031U BZ3) (the “2022 Notes”) expired at 5:00 p.m. New York City time, on December 12, 2019 (the "Expiration Time").

As of the Expiration Time, $263,068,000 aggregate principal amount of the 2022 Notes, or 70.15% of the aggregate principal amount outstanding, were validly tendered and not validly withdrawn at or prior to the Expiration Time. These amounts exclude $1,452,000 aggregate principal amount of the 2022 Notes tendered pursuant to the guaranteed delivery procedures described in the Offer to Purchase, dated December 6, 2019 (the “Offer to Purchase”), which must be delivered by 5:00 p.m. New York City time, on December 16, 2019.

The Company expects to accept for purchase all of the 2022 Notes validly tendered and not validly withdrawn at or prior to the Expiration Time pursuant to the Tender Offer. Holders of 2022 Notes accepted for purchase will receive the previously announced total consideration of $1,032.50 for each $1,000 principal amount of the 2022 Notes, plus accrued and unpaid interest on the 2022 Notes from the last interest payment date to, but not including, December 17, 2019, which is the expected payment date (the "Payment Date") for the Tender Offer, subject all conditions to the Tender Offer having been satisfied or waived by the Company, in its sole discretion. For the avoidance of doubt, interest will cease to accrue on the Payment Date for all 2022 Notes accepted for purchase in the Tender Offer. The Company intends to fund the payment for the tendered and accepted 2022 Notes with a portion of the net proceeds of the Company's previously announced $550.0 million offer and sale of it 4.25% Senior Notes due 2025, which is expected to close on December 16, 2019.

All 2022 Notes purchased on the Payment Date will subsequently be retired and cancelled. The Company intends to redeem any outstanding 2022 Notes that are not tendered in the Tender Offer upon the terms and conditions set forth in the indenture governing the 2022 Notes. This press release does not constitute a notice of redemption with respect to the 2022 Notes.

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

investors@istar.com

The Company has retained D.F. King & Co., Inc. as the tender agent and information agent and J.P. Morgan Securities LLC as the dealer manager for the Tender Offer (the "Dealer Manager"). For additional information regarding the terms of the Offer, please contact the Dealer Manager at (212) 834-2042 (collect) or (866) 834-4666 (toll-free).

This press release shall not constitute an offer to buy or a solicitation of an offer to sell any Notes. The Tender Offer was made solely pursuant to the tender offer documents and was not made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Forward-Looking Statements

Certain statements in this news release contain or may suggest “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company's expectations include general economic conditions and conditions in the commercial real estate and credit markets, the Company's ability to expand its ground lease business directly and through Safehold Inc., the Company's ability to generate liquidity and to repay indebtedness as it comes due, additional loan loss provisions and asset impairments, the amount and timing of asset sales, changes in non-performing loans, repayment levels, the Company's ability to make new investments, the Company's ability to maintain compliance with its debt covenants, the Company's ability to generate income and gains from operating properties and land, risks that the Tender Offer or the offering of the 4.25% Senior Notes due 2025 is not consummated on anticipated terms, if at all, or any of the other factors set forth under the caption “Risk Factors” in iStar’s Annual Report on Form 10-K for the year ended December 31, 2018 and in any subsequent document the Company has or may file with the U.S. Securities and Exchange Commission. As a result, you should not place undue reliance on forward-looking statements. If any of the forecasted events does not occur for any reason, our business, results of operations, cash flows or financial condition may be materially adversely affected.

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Company Contact:
Jason Fooks, Senior Vice President of Investor Relations & Marketing